FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of April 28, 2011, to the Fund Accounting Servicing Agreement, dated as of July 21, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Schooner Funds (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the Agreement to add an additional series; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS                                                           U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger                                                                                                     By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger                                                                                        Printed Name: Michael R. McVoy

Title: Chairman                                                                                                                       Title: Executive Vice President

Amended Exhibit A
to the
Fund Accounting Servicing Agreement – Trust for Professional Managers

Name of Series
Schooner Fund
Schooner Global Absolute Return Fund